From:    DRYCLEAN USA. Inc.
         290 NE 68th Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722

                    FOR RELEASE AT 9: 00AM ON March 24, 2005

DRYCLEAN USA, Inc. Declares Semi-Annual Dividend and Increases the Annual Rate by 17%

Miami, FL - March 24, 2005 - DRYCLEAN USA, Inc. (AMEX:DCU), today announced that the Board of Directors declared a $.035 semi-annual dividend, payable on May 2, 2005 to shareholders of record on April 15, 2005. The previous cash dividend distributed on November 1, 2004 was an annual dividend of $.06 per share.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, stated that, "Our cash flow continues to grow, strengthening the Company's financial position. The Board has reaffirmed its policy of distributing extra cash to our shareholders by increasing the Company's dividend rate and making the distribution semi-annually."

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and licensed stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

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